Exhibit 10.5

Amendment No. 2 to Second Amended and Restated Inventory Financing and Purchase Money Security Agreement

THIS AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED INVENTORY FINANCING AND PURCHASE MONEY SECURITY AGREEMENT (this "Amendment") is entered into by and between Rush Truck Leasing, Inc. ("RTL") and PACCAR Leasing Company, a division of PACCAR Financial Corp. ("PLC") as of December 16, 2024 (the "Effective Date”) to amend that certain Second Amended and Restated Inventory Financing and Purchase Money Security Agreement Paper Loan Agreement dated as of November 1, 2023, as amended (the “Second Amended and Restated VIP Agreement”).

The parties agree as follows.

1.	Change in Commitment. Section 2.5 of the Second Amended and Restated VIP Agreement is deleted in its entirety and replaced with the following:

2.5

"Commitment" - The maximum amount PLC has agreed to loan to RTL, subject to the other terms and conditions of this Agreement. The Commitment shall be Five Hundred Million and No/100 Dollars ($500,000,000.00).

2.	Minimum Balance. Section 2.13 of the Second Amended and Restated VIP Agreement is deleted in its entirety and replaced with the following:

2.13	“Minimum Balance Threshold” – Two Hundred Twenty Million and No/100 Dollars ($220,000,000.00).

3.	Termination Date. Section 2.17 of the Second Amended and Restated VIP Agreement is deleted in its entirety and replaced with the following:

2.17

"Termination Date" - The date on which this Agreement terminates, which shall be December 16, 2029, unless (a) extended in writing by PLC and RTL, or (b) terminated earlier by PLC or RTL pursuant to the other provisions of this Agreement.

4.	Unused Line Fee. Section 3.6 of the Second Amended and Restated VIP Agreement is amended by deleting “[Intentionally Omitted]” and replacing it with the following:

3.6 Unused Line Fee. Commencing with the fiscal quarter beginning January 1, 2025, RTL will pay PLC an amount equal to 0.20% of the amount by which the average daily outstanding principal balance of the Loan during such quarter is less than the Minimum Balance Threshold (the “Unused Line Fee”). For the avoidance of doubt, RTL will not owe any Unused Line Fee if the daily outstanding principal balance of the Loan is equal to or greater than the Minimum Balance Threshold during a fiscal quarter.

5.	Payment of Unused Line Fee. Section 3.9 of the Second Amended and Restated VIP Agreement is amended by deleting “[Intentionally Omitted]” and replacing it with the following:

3.9 Payment of Unused Line Fee. The Unused Line Fee shall be calculated by PLC at the end of each fiscal quarter and be payable by RTL on the first Interest Payment Date following the end of such quarter. If RTL pays less than all of the Unused Line Fee due on such Interest Payment Date, the parties agree that all unpaid Unused Line Fee shall be added to the outstanding principal balance of the floating interest rate portion of the Note.

6.	Early Termination. The first sentence of Section 3.14 of the Second Amended and Restated VIP Agreement is amended to read as follows:

“Either party shall have the right at any time and from time to time upon 360 days prior written notice to the other, to terminate the Loan and this Agreement in full.”

7.	Ratification. Except as expressly amended herein, the Second Amended and Restated VIP Agreement is ratified and confirmed in all respects.

8.

Counterparts. This Amendment may be executed in several separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Electronic signatures shall be treated as originals.

[Signature Page Follows]

The parties hereto have executed this Amendment as of the day and year first written above.

PACCAR LEASING COMPANY, a division of PACCAR FINANCIAL CORP. By: /s/ K. A. Roemer Name: K. A. Roemer Title: President	RUSH TRUCK LEASING, INC. By: Steven Keller Name: Steven Keller Its: Assistant Secretary And: Chief Financial Officer, Rush Enterprises, Inc.